Exhibit 10.19

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this “Agreement”) is entered into as of April 4, 2006 by and among Fortissimo Capital Fund GP, L.P., on behalf of the several parallel partnerships in which it serves as the General Partner (the “Lead Lender”), whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel, Shem Basum Ltd., an Israeli company, having its address at 8 Hanna Senesh St., Kfar Saba, Israel (“Beilis”); Mr. Yehuda Zisapel, an individual having his address at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel (“Zisapel”) and Michael Chill, an individual having his address at 210 West 89th Street Apt. 4-N, New York, NY 10024, U.S.A. (“Chill”); each of Beilis, Zisapel and Chill a “Lender”, and together with the Lead Lender, the “Lenders”), and Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel and its principal offices in the U.S.A. located at 7 New England Executive Park, Burlington, MA 01803 (the “Company”, or the “Borrower”).

RECITALS

WHEREAS, Lenders and Borrower have entered into a Share Purchase Agreement, of even date hereof, pursuant to which the Lenders shall make an equity investment of up to US$3,000,000 in the Company (the “SPA”) and which also contemplates the extension by the Lenders to the Company, concurrently with the Closing of the SPA (the “SPA Closing”) of a convertible loan (the “Convertible Loan”) in the amount of US$250,000 (in addition to the Bridge Loan Amount referred to below); and

WHEREAS, on January 26, 2006, the Lead Lender and the Company entered into a Bridge Loan Agreement (the “Bridge Loan Agreement”), pursuant to which the Lead Lender has agreed to advance to the Company a bridge loan in the amount of up to $500,000, of which, as of the date hereof, an amount of $200,000 has already been advanced and additional funds may be advanced by the Lean Lender during the period starting from the date hereof and ending on the SPA Closing (the total amounts lent under the Bridge Loan Agreement prior to the SPA Closing and any interest accrued thereon are termed the “Bridge Loan Amount”); and

WHEREAS, pursuant to Section 1.2(b) of the Bridge Loan Agreement, at the SPA Closing, the Bridge Loan Amount shall automatically become subject to all of the terms and conditions of the this Agreement, as if the Bridge Loan Amount has been borrowed pursuant hereunder; and

WHEREAS, Beilis, who is the Company’s Chairman of the Board, Zisapel, who is an existing shareholder of the Company, and Chill wish to participate in the Convertible Loan.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1 - THE CONVERTIBLE LOAN

1.1                     The Convertible Loan.

(a)                      Subject to the terms and conditions of this Agreement, each of the Lenders, severally and not jointly, agrees to provide to the Borrower with a loan in the amount set forth opposite the name of such Lender in Schedule 1.1 hereto, amounting in the aggregate to a total of up to $550,000, which amount is comprised of $250,000, plus the balance available for borrowing by the Company under the Bridge Loan Agreement, which as of the date hereof is $300,000  (the “Principal Amount”).

(b)                     The Principal Amount shall bear interest at the rate of 8% per annum (the “Interest”), starting from the Loan Date (as defined below) and until the conversion of the Loan Amount   or the repayment thereof according to the provisions of Section 1.2 below. The Principal Amount, together with accrued Interest thereon, is referred to as the “Loan Amount”. To any Interest payment (including by way of conversion) there shall be added Value Added Tax (“VAT”) at the rate prescribed by the law.

(c)                      The Principal Amount shall be paid to the Company concurrently with the SPA Closing (the “Loan Date”).

1.2                     Repayment or Conversion.

(a)                      Unless earlier converted in accordance with the terms of Sub-section (b) below, the Loan Amount shall become immediately repayable in full upon the earlier to occur of: (a) the date which is thirty (30) days after the third anniversary of the Loan Date; or (b) at the option of a Lender with respect to such Lender’s portion of the Loan Amount, upon the occurrence of an Event of Default (as defined herein).

(b)                     At any time and from time to time after the Loan Date and up to the third anniversary of the Loan Date, a Lender may (a “Converting Lender”), at its sole discretion and as set forth in a prior written notice provided to the Company (the “Conversion Notice”), elect to convert all or part of its respective outstanding Principal Amount and interest accrued thereon (excluding income tax that is to be withheld with respect to such interest, if any) into the Company’s Series A Preferred Shares nominal value NIS 0.01 per share, at a price equal to Three Cent ($0.03) per Preferred Share (the “Conversion Price”). Any accrued interest not converted together with the principal amount on which it has accrued shall be paid to the Converting Lender in cash at the time of the applicable conversion. Payment of Interest by Borrower (either by way of conversion or repayment), shall be made against receipt of a VAT invoice issued by the Lender receiving such Interest, unless Borrower shall be permitted, under applicable law, to issue with respect to such payment a “self issued” VAT invoice (Heshbonit Atsmit). The Conversion Price shall be subject to adjustment for any bonus share issues, share splits, combinations and similar events and pursuant to the anti–dilution provisions applicable to the conversion of the Preferred Shares as set forth in the Company’s Articles of Association adopted in connection with the SPA Closing.

(c)                      Conversion of any portion of the Loan Amount shall be deemed as full repayment of such portion.

1.3                     Default Interest.

Without derogating from any rights or remedies afforded by law, any delay of more than ten (10) days in the payment of any amount due to a Lender from Borrower on account of the Loan Amount or otherwise due pursuant to this Agreement shall subject such overdue amounts to additional interest which shall accrue at an annual rate of four percent (4%) from the date such payment has become due and payable and until actual payment thereof. Such default interest shall be compounded daily.

1.4                     Payments.

All payments by Borrower to Lenders made under this Agreement shall be:

(a)                      Free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, provided the respective Lender has provided to Borrower in advance all documented exemptions and approvals required to implement the foregoing, to Borrower’s reasonable satisfaction, including an Israeli Tax Authority exemption from tax withholding at the source. For the avoidance of doubt in the event that a Converting Lender has failed to provide the Company with an exemption as aforesaid, in connection with the conversion of any interest accrued in connection with such Lender’s full or partial conversion of its respective Principal Amount, the Company shall be eligible to withhold tax at the source in connection with such conversion.

(b)                     Made on a Business Day. For the purposes of this Agreement, the term “Business Day” means any day on which banks in Israel are open and execute foreign exchange transactions. For the avoidance of doubt, in the event any payment due to a Lender hereunder is to occur on a non Business Day, the obligation of Borrower to make such payment shall be deferred to the very next Business Day occurring thereafter.

(c)                      Made in lawful money of the United States of America or New Israeli Shekels, at the election of the applicable Lender, by wire transfer of immediately available funds to the Lender’s bank account the details of which will be provided by separate written notice by the Lender to Borrower at least seven (7) days prior to any required payment by Borrower hereunder.

1.5                     Deliverables by Borrower.

On or prior to the Loan Date, Borrower shall deliver to the Lenders the following:

(a)                      A copy of a resolution of Borrower’s audit committee, Board of Directors (the “Board”) and Shareholders, approving the execution and performance by Borrower of this Agreement and its annexes and the Charge Debentures (all, as defined below) in the forms attached as Exhibit A hereto, provided however, that absent approval by the Borrower’s audit committee, Beilis shall not participate in the Convertible Loan and each of the other Lenders shall have the right (but not the obligation) to lend to the Borrower its pro-rata portion of the Loan Amount that was to be extended by Beilis under Schedule 1.1 hereto. It is hereby clarified that the non-participation of Beilis in the Convertible Loan, as aforesaid, shall not effect the several obligation of each of the other Lenders to extend such Lender’s portion of the Principal Loan Amount in accordance with the terms hereof.

(b)                     Duly executed Charge Debentures (as defined below) with respect to the Charged Assets (as defined and set forth below) together with duly executed notices of Charges ready for filings with the applicable Israeli authorities in the forms provided for such purpose by applicable law that are attached as Exhibit B1 and Exhibit B2 hereto.

(c)                      Duly executed notice of Charges ready for filings with the applicable US authorities in the form or forms provided for such purpose by applicable law that is attached as Exhibit C hereto.

(d)                     A copy of the approval of the Israeli Investment Center of the Ministry of Industry, Trade and Labor to the transactions contemplated hereby.

1.7                     Lender’s Records.

Any amounts owed under this Agreement and any ancillary documents hereunder, including but not limited to Advancement of Installment Form/s entered into pursuant to the Bridge Loan Agreement, the Charge Debentures and all other contracts, instruments, addenda and documents executed in connection with this Agreement or the extensions of credit which are the subject of this Agreement (collectively, the “Loan Documents”), shall be evidenced by the respective entries in records maintained by the respective Lender for such purpose. Each payment on account of, and any other credits with respect to the Loan Amount and all other sums outstanding under any Loan Document shall be evidenced by the respective entries in such records. Absent manifest error, the applicable Lender’s records shall be prima-facie evidence thereof.

1.8                     Security.

(a)                      Borrower shall secure the repayment of all amounts due or which may become due to the Lenders from Borrower in accordance with the provisions of the Loan Documents (including the Bridge Loan Amount) by creating the following charges:

(i)             A floating charge on all of Borrower’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute as more fully set forth in the Floating Charge Debenture attached hereto as Schedule 1.8(a) (the “Floating Charge” and “Floating Charge Debenture”, respectively); and

(ii)          A fixed charge on the Company’s (i) intellectual property rights, and (ii) accounts receivable, all as more fully set forth in the Fixed Charge Debenture attached hereto as Schedule 1.8(b) (the “Fixed Charge” and “Fixed Charge Debenture”, respectively).

(b)                     In this Agreement, (1) the Floating Charge and Fixed Charge shall collectively be referred to as the “Charges”, (2) the assets forming the subject matter of the Charges shall be referred to as the “Charged Assets”; and (3) the Floating Charge Debenture and Fixed Charge Debenture shall collectively be referred to as the “Charge Debentures”.

(c)                      As soon as practicable following the Loan Date, Borrower shall file with the applicable foreign governmental agencies the documents necessary to reflect the Charges with respect to Borrower’s Intellectual Property, more specifically referred to in the Charge Debentures as ‘Pledgor’s IP’ (the “Foreign Charges”). Borrower shall bear all costs and expenses in connection with such filings. It is expressly agreed that the filing of the Foreign Charges hereunder shall be deemed to satisfy Borrower’s undertaking to file such Foreign Charges pursuant to the last paragraph of Section 1.8 of the Bridge Loan Agreement.

(d)                     Each of Beilis, Zisapel and Chill (the “Co-Lenders”) expressly and irrevocably agree that they shall not take any action to realize their security interest under the Charge Debentures unless (i) the outstanding Loan Amount owed to such Co-Lender(s) exceeds $100,000;  (ii) at least 7 days prior notice of the contemplated action was delivered to the Lead Lender, and (iii) such action received the Lead Lender’s prior written consent, which consent can be withheld for any reason or for no reason, except that no such consent from the Lead Lender shall be required subsequent to the settlement, by the Company, of the entire portion of the Loan Amount owing thereby to the Lead Lender (whether by way of repayment or conversion pursuant to Section 1.2 hereof)

(e)                      For the avoidance of doubt, by execution of this Agreement Lead Lender hereby provides its consent, pursuant to Section 4.7 (f) of the Bridge Loan Agreement and Section 5 of each of the Fixed and Floating Charge Debentures (as defined under the Bridge Loan Agreement) for the Borrower to enter into the Charge Debentures (as defined herein) and the creation the Charges hereunder.

1.9                     Priority.

Except as provided below, all amounts borrowed hereunder, under the Bridge Loan Agreement as well as all other amounts due to the Lenders pursuant to the provisions of this Agreement, shall rank senior to any other Security Interest (as defined below) on the assets and rights of the Borrower and to any other indebtedness to banks, financial and lending institutions, creditors, shareholders or others.

The Charges created hereunder and under the Charge Debentures (as defined in Section 1.8) shall be subordinate only to the Charges created under the Bridge Loan Agreement and the Charge Debentures as defined under the Bridge Loan Agreement.

For the purposes of this Agreement a “Security Interest” shall mean any lien, pledge, encumbrance, security interests, charge or transfer, assignment over or in any person’s or entity’s property.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower’s representations and warranties set forth in the SPA are incorporated herein by reference, are deemed to be made to each of the Lenders on the date hereof and shall have the same force and effect as if explicitly set forth herein.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1                     Conditions To Loan.

The obligation of each Lender to advance any or all of the Principal Amount is subject to the receipt by the Lender of the documents listed in Section 1.5 above together with a counterpart signature page of this Agreement and the Charge Debentures and the occurrence of the SPA Closing.

ARTICLE 4 – BORROWER COVENANTS

During the term of this Agreement and until the performance of all of Borrower’s obligations towards the Lenders (including repayment or conversion pursuant to Section 1.2 hereof), Borrower covenants and agrees with the Lender as follows:

4.1                     Use of Funds.

Borrower agrees that it will use the Principal Amount for general working capital purposes, only in accordance with the budget attached as Schedule 4.1 hereto.

4.2                     Access to Facilities.

Borrower and any of its subsidiaries will permit any representatives designated by the Lead Lender, upon reasonable notice and during normal business hours and at reasonable intervals, at Lead Lender’s expense and accompanied by a representative of Borrower, to: (a) visit and inspect any of the properties of the Borrower and its subsidiaries; (b) examine the corporate and financial records of the Borrower and of its subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and (c) discuss the affairs, finances and accounts of the Borrower and of its subsidiaries with the directors, officers and independent accountants of the Borrower and/or  its subsidiaries.

4.3                     Taxes.

Borrower will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Borrower; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings (such non payment to include those instances set in the Schedule of Exception and Disclosures attached to the SPA), and provided, further, that the Borrower will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

4.4                     Insurance.

Borrower will keep its assets which are of an insurable character insured by financially sound and reputable insurers against (a) loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Borrower; (b) other hazards and risks and liability to persons and property to the extent and in the manner which the Borrower believes is customary for companies in similar business similarly situated as the Borrower and to the extent available on commercially reasonable terms.

4.5                     Intellectual Property.

Borrower shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

4.6                     Required Approvals.

Borrower shall obtain the prior written approval of the Lead Lender before taking any of the below listed actions:

(a)                      Directly or indirectly declare or pay any dividends;

(b)                     Liquidate, dissolve or effect a creditors’ arrangement;

(c)                      Become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict Borrower’s right to perform the provisions of this Agreement or any other Loan Document;

(d)                     Create or acquire any subsidiary after the date hereof;

(e)                      Make or undertake to make, any disposition or transfer of any interest, in the Charged Assets, which under any of the Charge Debentures requires the prior written approval of the Lender;

(f)                        Conduct it business other than in the ordinary course of business.

ARTICLE 5 - EVENTS OF DEFAULT

5.1       Events Of Default.  The occurrence of any of the following shall, at the option of the applicable Lender: (1) make the entire Loan Amount and any other amounts owing under any Loan Documents to such Lender immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) subject to section 1.8(d) above, give the Lender the right to exercise any other right or remedy provided by contract or applicable law:

(A)                  Borrower shall fail to pay to the Lender any of the Principal Amount or Interest under this Agreement in a timely manner, or fail to pay any fees or other charges when due and such failure continues for ten (10) Business Days or more after the same first becomes due; or an event of default as defined in any other Loan Document shall have occurred.

(B)                    Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower under any Loan Document shall prove to have been false or misleading in any material respect when made or deemed made herein.

(C)                    Borrower shall be unable to generally pay its debts as they become due or commence any insolvency proceeding with respect to itself; an involuntary insolvency proceeding shall be filed against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower, and such involuntary insolvency proceeding, petition or appointment is acquiesced to by Borrower or is not dismissed within sixty (60) days; or the dissolution or termination of the business of Borrower.

(D)                   Borrower shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of an amount exceeding $40,000, from any person, which results in the acceleration of payment of such obligation.

(E)                     Any governmental or regulatory authority shall take any judicial or administrative action, that would have a Material Adverse Effect, and which cannot be cured by Borrower within sixty (60) days of such action.

(F)                     Any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a Material Adverse Change.

(G)                    Any judgment shall be entered against Borrower, which remains unsatisfied or un-stayed pending appeal for sixty (60) or more days after entry thereof; and/or any lien is granted by a competent court, or by any authorized execution office over all or a major part of the Borrower’s assets or bank accounts and such lien is not removed within sixty (60) days of its issuance.

(H)                   Borrower shall fail to perform or observe any covenant contained in this Agreement or any other Loan Document (including but not limited to any of the covenants contained in Article 4 above) and the breach of such covenant is not cured within thirty (30) days after the sooner to occur of Borrower’s receipt of notice of such breach from the Lender or the date on which such breach first becomes known to any officer of Borrower; provided, however, that if such breach is not capable of being cured within such 30-day period and Borrower timely notifies the Lender of such fact and Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in Borrower’s notice but in no event more than ninety (90) days from the initial breach, and to the extent that such breach is not capable of cure regardless of any extension of time, then breach shall be deemed to have occurred for the purposes of this Article 5.

ARTICLE 6 – BRIDGE LOAN PROVISIONS

Upon closing of this Agreement, the Bridge Loan Agreement shall be deemed amended such that the Bridge Loan Amount (as defined above) shall be deemed part of the Principal Amount hereunder and the provisions of this Agreement shall govern the parties rights and liabilities with  respect to the Bridge Loan Amount. Nothing in the above shall be deemed to derogate from Borrowers’ liabilities and Lead Lender’s rights and remedies as provided in the Bridge Loan Agreement, with respect to any Event of Default occurring prior to the SPA Closing.

ARTICLE 7 - GENERAL PROVISIONS

7.1       Notices.  Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or mail, postage prepaid, or sent by facsimile, to be promptly confirmed in writing, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the cover page to this Agreement. Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the Mail; and if by telecopy, on the date of transmission.

7.2       Binding Effect.  The Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns; provided, however, that Borrower may not assign or transfer Borrower’s rights or obligations under any Loan Document without the Lender’s prior written consent except in connection with a consolidation, merger or other transaction in compliance with the provisions of this Agreement. Each of the Lenders reserves the right, to sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in, such Lenders rights and obligations under the Loan Documents, provided that any transferee or assignee hereunder agrees in writing to be bound by this Agreement. In connection with any of the foregoing, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Convertible Loan, the Borrower, or its business; provided that any person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information.

7.3       No Waiver.  Any waiver, consent or approval by Lender of any event of default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege. Lender has the right at its sole option to continue to accept Interest and/or Principal Amount payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity date unless Lender agrees otherwise in writing.

7.4       Rights Cumulative.  All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

7.5       Unenforceable Provisions.  Any provision of any Loan Document executed by Borrower which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

7.6       Indemnification; Exculpation.  Borrower shall, upon a Lender’s first written demand, pay and protect, defend and indemnify such Lender and Lender’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Agents”) against, and hold the Lender and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Lender and each such Agent, arising from (i) any breach by the Borrower of an undertaking by the Borrower under this Agreement, (ii) any breach by the Borrower of any representations and warranties in Section 4 above, or (iii) any action to enforce the Lender’s rights hereunder, including by realization of the Charges, provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Lender’s or any Agent’s gross negligence or willful misconduct and, further provided, that indemnification pursuant to subsection 7.6.(iii) above shall be contingent upon the enforcement action referred to therein not being contested by the Borrower or, if contested, such enforcement action has been confirmed by a ruling of a competent court. This indemnification shall survive for period of two (2) years from the payment and satisfaction of all of Borrower’s obligations to the Lender.

7.7       Execution In Counterparts.  This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

7.8       Entire Agreement.  The Loan Documents and the Bridge Loan Agreement are intended by the parties as the final expression of their agreement with respect to the subject matter hereof and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof. The term “this Agreement” shall be deemed to include all schedules thereof and the Schedule of Exceptions and Disclosures to the SPA as well. This Agreement may be amended only in a writing signed by Borrower and the Lead Lender.

7.9       Governing Law And Jurisdiction.  This Agreement and any and all of the Loan Documents shall be deemed to have been executed and delivered in the State of Israel, and the validity, enforcement and construction hereof shall be governed in all respects by the internal laws (without regard to principles of conflicts of law) of the State of Israel. Any legal action or proceeding arising under or in relation to this Agreement and any of the Loan Documents shall be filed exclusively in a court of competent jurisdiction within the State of Israel. In addition, each of the undersigned parties consents and agrees that any competent court in which such legal action or proceeding is commenced may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and any of the Loan Documents and agrees not to assert that venue in Israel is inappropriate or inconvenient.

7.10     Interpretation.  The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The preamble to this Agreement shall be deemed an integral part hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE OF CONVERTIBLE LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lenders have executed this Agreement as of the date set forth in the preamble.

BORROWER		LEAD LENDER

RADVIEW SOFTWARE LTD.		FORTISSIMO CAPITAL FUND GP, L.P. BY: FORTISSIMO CAPITAL (GP) MANAGEMENT LTD., ITS GENERAL PARTNER

/s/ ILAN KINREICH		/s/ YUVAL COHEN
Name:	Ilan Kinreich	Name:	Yuval Cohen
Title:	President and CEO	Title:

/s/ CHRISTOPHER DINEEN
Name:	Christopher Dineen
Title:	Chief Financial Officer

SHEM BASUM LTD.

/s/ SHAI BEILIS
Name: Shai Beilis
Title:

YEHUDA ZISAPEL

/s/ YEHUDA ZISAPEL
Name: Yehuda Zisapel

MICHAEL CHILL

/s/ MICHAEL CHILL
Name: Michael Chill

Schedule 1.1

Name of Lender	Principal Amount
Fortissimo Capital Fund GP, L.P. (Lead Lender)	$62,500
Shem Basum Ltd. / Shai Beilis	50,000
Yehuda Zisapel	125,000
Michael Chill	12,500
Sub-total	250,000

Fortissimo Capital Fund GP, L.P. - balance of Bridge Loan*	300,000
Total	$550,000

*                 Fortissimo Capital Fund GP, L.P. has already provided $200,000 under the Bridge Loan. This $300,000 amount shall be reduced by any additional funds lent by Fortissimo to the Company between the signing of this Agreement and the SPA Closing.